Exhibit 10.4

AMENDMENT AND WAIVER

This Amendment and Waiver (this “Agreement”) is entered into as of March 12, 2024 (the “Effective Date”), by and between PAVmed Inc., a Delaware corporation with offices located at 360 Madison Avenue, 25th Floor, New York, NY 10017 (the “Company”) and the investor signatory hereto (the “Investor”), with reference to the following facts:

A. The Company and the Investor are parties to that certain Securities Purchase Agreement, dated as of March 31, 2022, by and among the Company and the Investor (as the same may be amended from time to time, the “March 2022 Securities Purchase Agreement”), pursuant to which the Company has issued to the Investor (i) a senior secured convertible note, dated as of April 4, 2022 (the “April 2022 Note”), and (ii) a senior secured convertible note, dated as of September 8, 2022 (the “September 2022 Note” and, together with the April 2022 Note, the “Notes”).

B. As of the Effective Date, the Company would not be in compliance with the Ratio of Outstanding Value to Market Capitalization Test under Section 15(t)(ii) of each of the Notes, and the Company has requested that the Investor waive, and the Investor has agreed to waive, Section 15(t)(ii) of each of the Notes through August 31, 2024, on the terms and subject to the conditions hereof.

C. The Company has requested that the Investor agree, and the Investor has agreed, to extend the Maturity Date under each of the Notes by one year.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1. Waivers. The Investor hereby waives Section 15(t)(ii) of each of the Notes, in part, such that on any given date during the period commencing on December 1, 2023 through, and including, August 31, 2024 (the “Waiver Period”), no Event of Default shall be deemed to have occurred or be continuing at any time during the Waiver Period as result of the Company’s failure to be in compliance with the Ratio of Outstanding Value to Market Capitalization Test under each of the Notes.

2. Amendments. The Investor and the Company hereby agree that:

(a) the definition of the term “Maturity Date” in Section 33(tt) of the April 2022 Note is deleted in its entirety and replaced with the following:

“Maturity Date” shall mean April 4, 2025; provided, however, the Maturity Date may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default shall have occurred and be continuing or any event shall have occurred and be continuing that with the passage of time and the failure to cure would result in an Event of Default or (ii) through the date that is twenty (20) Business Days after the consummation of a Fundamental Transaction in the event that a Fundamental Transaction is publicly announced or a Change of Control Notice is delivered prior to the Maturity Date, provided further that if a Holder elects to convert some or all of this Note pursuant to Section 3 hereof, and the Conversion Amount would be limited pursuant to Section 3(d) hereunder, the Maturity Date shall automatically be extended until such time as such provision shall not limit the conversion of this Note.”

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(b) the definition of the term “Maturity Date” in Section 33(tt) the September 2022 Note is deleted in its entirety and replaced with the following:

“Maturity Date” shall mean September 8, 2025; provided, however, the Maturity Date may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default shall have occurred and be continuing or any event shall have occurred and be continuing that with the passage of time and the failure to cure would result in an Event of Default or (ii) through the date that is twenty (20) Business Days after the consummation of a Fundamental Transaction in the event that a Fundamental Transaction is publicly announced or a Change of Control Notice is delivered prior to the Maturity Date, provided further that if a Holder elects to convert some or all of this Note pursuant to Section 3 hereof, and the Conversion Amount would be limited pursuant to Section 3(d) hereunder, the Maturity Date shall automatically be extended until such time as such provision shall not limit the conversion of this Note.”

; provided, that for purposes of the definition of “Installment Date” in Section 33(mm) of each of the Notes, the definition of the term “Maturity Date” shall remain unchanged (the purpose of this proviso being to ensure that the extension of the Maturity Date does not affect the calculation of any remaining Installment Amounts and the due date thereof under the Notes).

3. Consent Payment. In consideration of the waiver and amendments set forth herein, the Company agrees to pay to the Investor $2,000,000, in U.S. dollars and immediately available funds (or in such other form as may be mutually agreed in writing), by no later than April 25, 2024.

4. Ratifications. Except as otherwise expressly provided herein, each of the Securities Purchase Agreement, the Notes and each other Transaction Document (as defined in the Securities Purchase Agreement) is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all.

5. Release; Non-Disparagement.

(a) Release. The Company, on behalf of itself, each Subsidiary and each of their past and/or present, officers, directors, employees, predecessors, successors, assigns, affiliates, parents and subsidiaries (together, the “Company Releasing Parties”) fully, irrevocably and generally releases the Investor and each of its past and present parents, subsidiaries, affiliates, successors, assigns, owners, officers, directors, trustees, shareholders, unitholders, members, partners, employees, contractors, agents, insurers, attorneys, investment bankers, advisors, auditors, accountants, partners, general partners, heirs, executors, administrators, and representatives (collectively the “Released Parties”), from any and all claims (whether direct, class, derivative, representative or otherwise), actions, suits, liabilities, damages (whether compensatory, punitive or otherwise), losses, costs, expenses, and rights and causes of action, known or Unknown Claims (as defined below), that they now have or have ever had or may ever have in the future, resulting from any action or inaction through the Effective Date with respect to, based upon, arising with respect to, or directly or indirectly relating to, as applicable, the Notes, the Transaction Documents and/or any of the Securities (the “Released Claims”). Released Claims shall not include claims to enforce this Agreement or for breach of this Agreement.

(i) “Unknown Claims” means claims which the Company Releasing Parties do not know or do or do not suspect to exist in their favor at the time of the release of the Released Claims, which, if known by them might have affected their release of the Released Claims, or might have affected their decision(s) with respect to this Agreement.

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(ii) The Company Releasing Parties acknowledge that they may hereafter discover facts in addition to or different from those which they now know or believe to be true with respect to the subject matter of the Released Claims, but expressly fully, finally and forever waive, compromise, settle, discharge, extinguish and release fully, finally and forever, any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed, upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts, legal theories or authorities. The Company Releasing Parties acknowledge that the foregoing waiver was separately bargained for and is an essential element of this Agreement. Notwithstanding the foregoing, nothing in this Section 5(a) shall limit the rights of the Company pursuant to Section 25 of the Notes with respect to disputes as to any applicable calculations or fair market value determinations.

(b) Non-Disparagement. The Company, on behalf of itself, its Subsidiaries, and each of the other Company Releasing Parties, agrees that it will not at any time make, publish or communicate (whether made or given orally, in writing, in any digital medium, in any filing with any Governmental Entity or in any other manner) to any Person, any Disparaging (defined below) remarks, comments or statements concerning any of the Released Parties or any of the Transaction Documents. For purposes of this Agreement, “Disparaging” remarks, comments or statements are those that impugn, or threaten to impugn, the character, honesty, integrity, morality, legality, business acumen or abilities of the individual or Person or Transaction Document being disparaged, as applicable. Disparaging remarks shall expressly include, but not be limited to, any statement that any of the Released Parties violates or operates in contravention of federal or state securities laws, that any term or condition of any of the Transaction Documents is void or invalid, or any other remark, comment or statement that undermines any of the Released Parties’ reputation or the validity or enforceability of any of the Transaction Documents (whether made or given orally, in writing, in any digital medium, in any filing with any Governmental Entity or in any other manner to any Person). The Company further agrees that it should be jointly and severally liable under this Section 5(b) for any Disparaging remarks, comments or statements of any of the Company Releasing Parties. The Company Releasing Parties acknowledge that the foregoing non-disparagement agreement was separately bargained for and is an essential element of this Agreement.

6. No Material Non-Public Information. Nothing in this Waiver constitutes material non-public information and the Company has previously disclosed all material, non-public information (if any) provided to the Investor by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by hereby. The Company acknowledges and agrees that no confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Investor or any of its affiliates, on the other hand, relating to the transactions contemplated hereby, exists as of the date hereof. Notwithstanding anything contained in this Agreement to the contrary and without implication that the contrary would otherwise be true, the Company expressly acknowledges and agrees that the Investor shall not have (unless expressly agreed to by the Investor after the date hereof in a written definitive and binding agreement executed by the Company and the Investor), any duty of confidentiality with respect to any material, non-public information regarding the Company or any of its Subsidiaries.

7. Fees and Expenses. The Company shall reimburse [________], on demand, a non-accountable amount of $[________] for all costs and expenses incurred by it in connection with preparing and delivering this Waiver (including, without limitation, all legal fees and disbursements in connection therewith, and due diligence in connection with the transactions contemplated thereby). Other than as described in this Section 6, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

8. Capitalized Terms. Capitalized terms used but not defined herein have the meanings set forth in the Securities Purchase Agreements, or if not defined therein, in the Notes.

9. Miscellaneous Provisions. Section 9 of the Securities Purchase Agreement is hereby incorporated by reference herein, mutatis mutandis.

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IN WITNESS WHEREOF, the Investor and the Company have executed this Agreement as of the date set forth on the first page of this Agreement.

COMPANY:

PAVMED INC.

By:
Name:	Lishan Aklog, M.D.
Title:	Chairman and Chief Executive Officer

INVESTOR:

[________]

By:
Name:
Title: